Exhibit 99.1

Antero Midstream Announces 2017 Capital Budget and Guidance and Long-Term Outlook

Denver, Colorado, January 4, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced its 2017 capital budget and guidance and provided a long-term outlook through 2020.

Highlights Include:

•                  Capital budget for 2017 is $525 million, including $460 million in expansion capital and $65 million in maintenance capital

•                  Net income for 2017 is forecast to be $295 million to $335 million

•                  Adjusted EBITDA for 2017 is forecast to be $510 million to $550 million

•                  Distributable Cash Flow for 2017 is forecast to be $395 million to $435 million with DCF coverage of 1.30x to 1.45x

•                  Distribution growth guidance is 28% to 30% year-over-year in 2017

•                  Targeting 28% to 30% compound annual distribution growth through 2020

2017 Capital Budget

During 2017, Antero Midstream plans to expand its existing Marcellus and Ohio Utica Shale gathering, compression, fresh water and advanced wastewater treatment infrastructure to accommodate Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) development plans.  Today in a separate news release, Antero Resources announced its 2017 drilling and completion capital budget of $1.3 billion, which is forecast to generate production growth of 20% to 25% over 2016 guided production, and that it is targeting a 20% to 22% compound annual growth rate for net production for the years 2018 through 2020.  For 2017, Antero Resources plans to operate an average of four drilling rigs in the Marcellus Shale and three drilling rigs in the Ohio Utica Shale. Antero Resources plans to complete 135 wells in the Marcellus Shale and 35 wells in the Ohio Utica Shale utilizing advanced completion designs.  Antero Resources’ release can be found at www.anteroresources.com.

Commenting on the Antero Resources 2017 capital budget and guidance and long-term production growth targets, along with its impact on Antero Midstream’s growth, Paul Rady, Chairman and CEO of Antero Resources and Antero Midstream, said, “In addition to the 20% to 25% expected production growth in 2017, Antero Resources is targeting 20% to 22% compound annual production growth for 2018 through 2020, which in turn supports Antero Midstream throughput growth and a best-in-class distribution growth target of 28% to 30% annually through 2020.  We believe that we can achieve this long-term distribution growth target strictly through the organic buildout of infrastructure to support Antero Resources.  Importantly, we do not anticipate that this organic infrastructure buildout will require any external financing beyond our current ATM program and we expect to maintain debt to adjusted EBITDA in the 2.0-times range. Antero Resources’ increased capital efficiency, premium price realizations driven by its firm transportation portfolio, production sold forward at attractively hedged prices, and more than 14 years of highly economic core drilling inventory at the 2017 completion pace, all contribute to the ability to deliver strong long-term growth which will benefit Antero Midstream.”

The Partnership has budgeted an investment of $460 million and $65 million in expansion and maintenance capital, respectively, resulting in a total Antero Midstream capital budget of $525 million in 2017.  This capital budget includes $350 million of capital for gathering and compression infrastructure, resulting in 490 MMcf/d of incremental compression capacity and over 35 miles of gathering pipelines in the Marcellus and Ohio Utica Shales combined.  Approximately 75% of the gathering and compression capital is planned to be invested in the Marcellus Shale and the remaining 25% invested in the Ohio Utica Shale.  This mix is driven by Antero Resources’ focus on Marcellus Shale drilling and completions in the first half of 2017 until incremental firm transportation to favorable markets in the Ohio Utica Shale is placed into service, which is expected in the second half of 2017.  Antero Midstream has the ability to adjust its investments based on Antero Resources’ development plan which has the flexibility to shift focus between the Marcellus Shale and Ohio Utica Shale due to firm transportation constraints.

In addition to capital expenditures for gathering and compression, Antero Midstream has budgeted investment of $75 million for water infrastructure to construct four fresh water storage impoundments as well as 37 miles of additional fresh water trunklines and surface pipelines to support Antero’s completion activities. Approximately 67% of the water infrastructure budget will be allocated to the Marcellus Shale and the remaining 33% will be allocated to the Ohio Utica Shale. This excludes $100 million of capital to be invested in the construction of the Antero Clearwater Facility, which at 60,000 Bbl/d is expected to be the largest advanced wastewater treatment facility in the world for oil and gas operations.  The Antero Clearwater Facility is expected to be placed into service in the fourth quarter of 2017.

The year-over-year increase to $65 million in maintenance capital is primarily driven by an increase in low pressure gathering and surface water pipeline investment as compared to 2016.

Antero Midstream expects to fund all 2017 capital expenditures through cash flow from operations, available borrowing capacity within Antero Midstream’s existing $1.5 billion bank credit facility, and proceeds from its at-the-market unit offering program. As of September 30, 2016, Antero Midstream had approximately $1.0 billion of liquidity to fund organic growth opportunities.

Below is a comparison of the 2017 capital budget to 2016 guidance.

	Year Ended December 31,
Capital Comparison ($MM)	2016	2017	% Change
Gathering and Compression Infrastructure	$255	$350	37%
Fresh Water Infrastructure	50	75	50%
Advanced Wastewater Treatment Facility	130	100	(23)%
Stonewall Gathering Pipeline	45	—	(100)%
Total Capital	$480	$525	9%

Expansion Capital	$455	$460	1%
Maintenance Capital	25	65	160%
Total Capital	$480	$525	9%

2017 Guidance

Antero Midstream is forecasting net income of $295 million to $335 million, adjusted EBITDA of $510 million to $550 million and distributable cash flow (“DCF”) of $395 million to $435 million for 2017.  Additionally, Antero Midstream is forecasting annual distribution growth of 28% to 30% as compared to 2016, resulting in an average DCF coverage ratio of 1.30x to 1.45x on an annual basis.  Antero Midstream’s 2017 guidance excludes any impact from potential third party volumes or transactions.

Below is a comparison of the 2017 guidance to 2016 guidance.

	2016			2017
	Low		High	Low		High	% Change
Net Income ($MM)	$205	—	$225	$295	—	$335	47%
Adjusted EBITDA ($MM)	$365	—	$385	$510	—	$550	41%
Distributable Cash Flow ($MM)	$315	—	$335	$395	—	$435	28%
Year-Over-Year Distribution Growth		30%		28%	—	30%	(3)%
DCF Coverage Ratio	1.55x	—	1.65x	1.30x	—	1.45x	(14)%

Long-Term Growth Targets

Antero Midstream is targeting compound annual distribution growth of 28% to 30% through 2020 based on Antero Resources’ corresponding 2017 guidance of 20% to 25% production growth and 20% to 22% compound annual production growth target from 2018 through 2020.  Additionally, Antero Midstream expects DCF coverage in excess of 1.2x over the corresponding period.  Antero Midstream’s distribution growth target excludes the impact of any third party service revenues and any future acquisitions or divestitures, consistent with historical practice.

Commenting on the Antero Midstream 2017 capital budget and guidance, Michael Kennedy, Antero Midstream’s CFO, said, “Antero Midstream’s ability to provide best-in-class distribution growth guidance and targets through 2020, while maintaining DCF coverage in excess of 1.2-times, speaks to the superior visibility into Antero Resources’ development plan and Antero Midstream’s return on invested capital.  Looking forward, Antero Midstream has over $2.4 billion in organic growth opportunities from 2016 through 2020, providing an extended runway for long-term growth and infrastructure development, ultimately benefiting our unitholders.”

Presentation

An updated presentation will be posted to the Partnership’s website.  The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding pre-acquisition income and expenses attributable to the parent and equity in earnings of unconsolidated affiliate, and including cash distributions from unconsolidated affiliate.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest paid, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards and ongoing maintenance capital expenditures paid, excluding pre-acquisition amounts attributable to the parent plus cash distribution to be received from unconsolidated affiliate.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream does not provide guidance on equity earnings, among other items, that are reconciling items between forecasted Adjusted EBITDA and forecasted Net Income due to the uncertainty regarding timing and estimates of reconciling items. Antero Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, and Distributable Cash Flow to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Adjusted EBITDA and forecasted Net Income. Therefore, the Partnership cannot reconcile Adjusted EBITDA to forecasted Net Income without unreasonable effort.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and fresh water and waste water treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the quarter ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.